AGREEMENT OF CONVEYANCE, TRANSFER AND ASSIGNMENT

OF

ASSETS AND ASSUMPTION OF OBLIGATIONS

Dated as of September 15, 2017

This Agreement of Conveyance, Transfer and Assigning of Assets and Assumptions of Obligations (this “Agreement”) dated as of the date first set forth above (the “Effective Date”), is made and entered into by and among Muscle Maker, Inc, a California corporation (“Assignor”) and Muscle Maker Corp., LLC, a Nevada limited liability company (“Assignee”). Each of Assignor and Assignee may be referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Assignor desires to convey, transfer and assign to Assignee, and Assignee desires to acquire from Assignor, certain assets of Assignor relating to the operation of the business of Assignor and Assignee (the “Business”), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises, the mutual covenants of the Parties set forth herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, do agree as follows:

1.	Recitals. The recitations as set forth above are true and correct and are incorporated herein by this reference.

2.	Assignment of Assets. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Assignor, Assignor does hereby assign, grant, bargain, sell, convey, transfer and deliver to Assignee, and its successors and assigns, all of Assignor’s right, title and interest in, to and under the assets, properties and business listed on Exhibit A hereto (the “Assets”).

3.	Assumption of Liabilities. As of the date hereof, Assignee hereby assumes and agrees to pay, perform and discharge, fully and completely, the liabilities, commitments, contracts, agreements, obligations or other claims of Assignor as set forth on Exhibit B (the “Liabilities”).

4.	Further Assurances.

(a)	Each Party agrees to do all acts necessary to effectuate the intent of the Parties in connection with the transaction contemplated herein. In furtherance of the forgoing, Assignor shall from time to time after the date hereof at the request of Assignee and without further consideration execute and deliver to Assignee such additional instruments of transfer and assignment, including, without limitation any bills of sale, assignments of leases, deeds, and other recordable instruments of assignment, transfer and conveyance, in addition to this Agreement, as Assignee shall reasonably request to evidence more fully the assignment by Assignor to Assignee of the Assets, and Assignee shall from time to time after the date hereof at the request of Assignor and without further consideration execute and deliver to Assignor such additional instruments of assumption as Assignor shall reasonably request to evidence more fully the assumption by Assignee of the Liabilities.

(b)	To the extent that any request to undertake action necessary to effectuate the intent of the Parties pursuant to this Agreement shall not require an expenditure of funds or create any additional liability, each Party shall do such other or further acts and deliver such additional instruments as the other Party (or the other Party’s counsel) shall reasonably request for the effectuation and implementation of such Party’s duties and obligations hereunder.

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5.	Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, or upon confirmation of receipt if delivered by email, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. For purposes of this Agreement, a “Business Day” will mean any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the State of California are closed. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the Party to receive such notice:

(a)	If to Assignor, to:

Muscle Maker, Inc
Attn: Robert E. Morgan
2200 Space Park Drive, Suite 310
Houston, TX 77058
Email: mrem1@aol.com

(b)	if to Assignee to:

Muscle Maker Corp., LLC
Attn: Robert E. Morgan
2200 Space Park Drive, Suite 310
Houston, TX 77058
Email: mrem1@aol.com

6.	Miscellaneous.

(a)	This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the Parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the Parties hereto. Any agreement among the Parties will exist only when the Parties have fully executed and delivered this Agreement. This Agreement may only be amended by a writing executed by each of the Parties.

(b)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c)	This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute but one (1) and the same agreement. This Agreement may be executed and delivered via facsimile.

(d)	This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California, without application of the conflicts of laws provisions thereof.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Assignment as of the date first above written.

Muscle Maker, Inc

By:	/s/ Robert E. Morgan
Name:	Robert E. Morgan
Title:	President

Muscle Maker Corp., LLC

By:	/s/ Robert E. Morgan
Name:	Robert E. Morgan
Title:	President

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